Exhibit 99.1

Former Microsoft CMO Joins Lumen’s Board of Directors

DENVER, CO October 29, 2024 — Lumen Technologies (NYSE: LUMN) today announced the appointment of Chris Capossela to its board of directors, effective immediately.

Capossela is a recognized authority in the technology industry and spent over 30 years of his career at Microsoft in a variety of roles. For the last ten years, he served as Microsoft’s executive vice president and chief marketing officer. In that role, he led worldwide marketing across both the consumer and commercial businesses, overseeing everything from product marketing and business planning to digital direct sales and retail partner sales for all Microsoft products.

“As Lumen establishes itself with enterprises as the trusted network for AI, Chris’ experience and insights will be invaluable,” said Kate Johnson, Lumen’s president and CEO. “He has a deep understanding of what customers need as they compete in the digital economy, how they think, and how to reach them. His input will help shape our brand and how we go to market.”

“Lumen is in an advantageous position in the industry,” said Capossela. “Nearly every large business is thinking about how AI can drive its strategies and whether they have the infrastructure to support AI. As they consider their networking needs, Lumen is becoming top of mind as a company to bet on.”

Capossela graduated from Harvard University with a B.A. in economics. He currently serves as a member of corporate and non-profit boards.

The appointment brings the company’s board count from 11 to 12.

A full breakdown of the company’s board of directors is available online.

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About Lumen Technologies

Lumen is unleashing the world’s digital potential. We ignite business growth by connecting people, data, and applications – quickly, securely, and effortlessly. As the trusted network for AI, Lumen uses the scale of our network to help companies realize AI’s full potential. From metro connectivity to long-haul data transport to our edge cloud, security, managed service, and digital platform capabilities, we meet our customers’ needs today and as they build for tomorrow. For news and insights visit news.lumen.com, LinkedIn: /lumentechnologies, X: @lumentechco, Facebook: /lumentechnologies, Instagram: @lumentechnologies, and YouTube: /lumentechnologies.

Forward-Looking Statements

This release includes forward-looking statements (as defined by the federal securities laws), which are subject to the “safe harbor” protections thereunder. These forward-looking statements are not guarantees of future results and are based on current expectations only, are inherently speculative, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in those statements. Factors that could affect actual results include, but are not limited to, each of the matters and risks referenced from time to time in our filings with the U.S. Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements for any reason, which speak only as of the date made.